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                                                                     EXHIBIT 11A


                       GATX CORPORATION AND SUBSIDIARIES

                               ------------------

           COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK

                     IN MILLIONS, EXCEPT PER SHARE AMOUNTS


                                                            THREE MONTHS      SIX MONTHS
                                                            ENDED JUNE 30    ENDED JUNE 30
                                                           --------------    -------------
                                                            1998     1997     1998    1997
                                                           -----    -----    -----   -----
Average number of shares of common stock outstanding ..     49.2     42.8     49.1    41.9


Net income ............................................    $30.8    $30.2    $68.2   $61.4

Deduct - Dividends paid and accrued on
   preferred stock ....................................        -      3.3        -     6.6
                                                           -----    -----    -----   -----

Net income, as adjusted ...............................    $30.8    $26.9    $68.2   $54.8
                                                           =====    =====    =====   =====

Basic net income per share ............................    $ .63    $ .63    $1.39   $1.31
                                                           =====    =====    =====   =====




Note: 1997 amounts have been restated to reflect Financial Accounting Standards Board Statement No. 128 (FAS 128), Earnings Per Share, which was required to be adopted on December 31, 1997.